Castle Brands Announces Fiscal 2016 Second Quarter Results

Net Sales Increase 38.5% Driven by Continued Strong Growth of Whiskeys, Rums and
Goslings Stormy Ginger Beer

NEW YORK – November 9, 2015 — Castle Brands Inc. (NYSE MKT: ROX), a developer and international marketer of premium and super-premium branded spirits, today reported financial results for the three and six month periods ended September 30, 2015.

Operating highlights for the quarter ended September 30, 2015:

•	Net sales increased 38.5% to $18.5 million for the second quarter of fiscal 2016, as compared to $13.4 million for the comparable prior-year period.

•	Total gross profit increased 44.5% to $7.1 million, as compared to $4.9 million for the comparable prior-year period.

•	EBITDA, as adjusted, improved to $0.9 million, as compared to $0.1 million for the comparable prior-year period.

•	Continued strong growth of Jefferson’s bourbons and the Irish whiskies led to a 73.4% increase in whiskey revenues from the comparable prior-year period.

•	Goslings Stormy Ginger Beer case sales increased 69.2% to approximately 325,000 cases from approximately 192,000 in the comparable prior-year period.

•	Goslings Rum case sales increased 7.3% to 47,000 cases from 43,700 cases in the comparable prior-year period.

•	Loss before provision for income taxes improved to ($0.1) million as compared to ($0.6) million in the comparable prior-year period.

•	The Company’s revolving credit facility capacity was increased from $12 million to $19 million to permit the Company to acquire additional aged whiskey inventory.

•	The Company increased its reserves of aged bourbon and entered into two long-term new fill agreements to augment these supplies of aged bourbon for its Jefferson’s brand.

“This was another outstanding quarter for Castle Brands. Continued strong growth of our more profitable brands, such as Jefferson’s, Goslings and our Irish whiskeys resulted in substantial revenue growth and even greater growth in gross profit. This allowed us to decrease G&A as a percent of revenue, reduce net loss and increase EBITDA, as adjusted. We expect these trends of increasing sales and improving financial performance to continue over the balance of the fiscal year and beyond.” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“In the quarter, additional purchases of aged bourbon reserves coupled with initiation of two long-term new fill programs put us in a solid position to support increased sales of our Jefferson’s bourbon portfolio. We believe that Jefferson’s is now the fastest growing premium small-batch bourbon in America. We also increased our Irish whiskey offerings and expanded our barrel program for Knappogue Castle Whiskey. In addition, we continued to build on our successful relationship with Pallini liqueurs by extending our exclusive distribution agreement for an additional five-year period,” said John Glover, Chief Operating Officer of Castle Brands.

“The growing popularity of the trademarked “Dark ‘n Stormy”® cocktail has been an important driver of Goslings growth. Recognizing that, we have focused on increasing sales of Goslings “Stormy Ginger Beer”. Ginger beer sales for the 12 months ended September 30, 2015 exceeded 900,000 cases, making “Stormy Ginger Beer” the best-selling premium ginger beer in America. We are also increasing the prominence of the Goslings brand through our sponsorship of the 35th America’s Cup. The America’s Cup has become an extreme sport and millions of viewers will be following this very high-profile event over a three-year period. Races will take place in Europe and the United States in 2015 and 2016 culminating with the Challenger Playoffs and Finals in Bermuda in 2017. Goslings will have far more visibility and global reach than ever before with an enormous audience that goes well beyond the demographics of the sailing world,” Mr. Glover added.

For the Three and Six Months Ended September 30, 2015

In the second quarter of fiscal 2016, the Company had net sales of $18.5 million, a 38.5% increase from net sales of $13.4 million in the comparable prior-year period. This sales growth was driven by the overall growth of Goslings Rums and Stormy Ginger Beer, Jefferson’s and Jefferson’s Reserve bourbons, Clontarf Irish whiskey and Pallini liqueurs. Net loss was ($0.7) million in the second quarter of fiscal 2016 compared to a net loss of ($0.9) million in the comparable prior-year period. Net loss attributable to common shareholders was ($1.0) million, or ($0.01) per basic and diluted share, in the second quarter of fiscal 2016, as compared to ($1.1) million, or ($0.01) per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the second quarter of fiscal 2016 improved to $0.9 million as compared to $0.1 million for the comparable prior-year period.

For the six months ended September 30, 2015, the Company had net sales of $35.0 million, a 38.2% increase from net sales of $25.4 million in the comparable prior-year period. Net loss was ($1.5) million for the six months ended September 30, 2015, as compared to a net loss of ($2.1) million in the comparable prior-year period. Net loss attributable to common shareholders was ($2.1) million, or ($0.01) per basic and diluted share, for the six months ended September 30, 2015, as compared to ($2.6) million, or ($0.02) per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the first six months of fiscal 2016 improved to $1.5 million as compared to $0.1 million for the comparable prior-year period.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to income (loss) from operations or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowances for doubtful accounts and obsolete inventory, stock-based compensation expense, other (income) expense, net, income from equity investment in non-consolidated affiliate, foreign exchange loss and net income attributable to noncontrolling interests is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowance accounts, are due to changes in valuation, such as the effects of changes in foreign exchange, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. A reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted, is presented below.

About Castle Brands

Castle Brands is a developer and international marketer of premium and super-premium branded spirits including: Goslings Rum®, Jefferson’s®, Jefferson’s Presidential SelectTM, Jefferson’s Reserve® and Jefferson’s Ocean Aged at Sea® Bourbon, Jefferson’s Chef’s Collaboration and Jefferson’s The Manhattan: Barrel Finished Cocktail, Jefferson’s® Rye Whiskey, Knappogue Castle Whiskey®, Knappogue Twin Wood, Knappogue Castle 1951, Clontarf® Irish Whiskey, Pallini® Limoncello, Boru® Vodka and Brady’s® Irish Cream. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2015, as amended, and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,		Six months ended September 30,
	2015	2014	2015	2014
Sales, net*	$18,536,509	$13,381,704	$35,049,588	$25,363,903
Cost of sales*	11,480,107	8,498,031	21,365,872	15,933,576

Gross profit	7,056,402	4,883,673	13,683,716	9,430,327

Selling expense	4,941,213	3,591,823	9,293,158	6,831,149
General and administrative expense	1,691,332	1,368,317	3,757,423	2,978,933
Depreciation and amortization	233,069	215,873	461,325	431,971

Income (loss) from operations	190,788	(292,340)	171,810	(811,726)

Other income (expense), net	600	64	(221)	17,006
Foreign exchange loss	(40,360)	(29,011)	(89,579)	(265,458)
Interest expense, net	(257,636)	(288,215)	(514,800)	(576,857)
Income from equity investment in non-consolidated affiliate	4,513	—	4,513	—

Loss before provision for income taxes	(102,095)	(609,502)	(428,277)	(1,637,035)
Income tax expense, net	(579,962)	(259,962)	(1,103,924)	(422,924)

Net loss	(682,057)	(869,464)	(1,532,201)	(2,059,959)
Net income attributable to noncontrolling interests	(329,214)	(211,049)	(602,732)	(516,385)

Net loss attributable to common shareholders	$(1,011,271)	$(1,080,513)	$(2,134,933)	$(2,576,344)

Net loss per common share, basic and diluted, attributable to common shareholders	$(0.01)	$(0.01)	$(0.01)	$(0.02)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	159,774,811	155,189,679	158,661,309	154,562,875

• Sales, net and Cost of sales include excise taxes of $1,919,019 and $1,574,437 for the three months ended September 30, 2015 and 2014, respectively, and $3,687,999 and $3,058,951 for the six months ended September 30, 2015 and 2014, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES
Reconciliation of net loss to EBITDA, as adjusted
(Unaudited)

	Three months ended		Six months ended
	September 30,		September 30,
	2015	2014	2015	2014
Net loss attributable to common shareholders	$(1,011,271)	$(1,080,513)	$(2,134,933)	$(2,576,344)

Adjustments:
Interest expense, net	257,636	288,215	514,800	576,857
Income tax expense, net	579,962	259,962	1,103,924	422,924
Depreciation and amortization	233,069	215,873	461,325	431,971

EBITDA income (loss)	59,396	(316,463)	(54,884)	(1,144,592)

Allowance for doubtful accounts	9,000	9,000	43,000	68,000
Allowance for obsolete inventory	—	—	100,000	—
Stock-based compensation expense	458,450	208,808	698,390	400,264
Other (income) expense, net	(600)	(64)	221	(17,006)
Income from equity investments in non-consolidated affiliate	(4,513)	—	(4,513)	—
Foreign exchange loss	40,360	29,011	89,579	265,458
Net income attributable to noncontrolling interests	329,214	211,049	602,732	516,385

EBITDA, as adjusted	891,307	141,341	1,474,525	88,509

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Castle Brands Inc.
Investor Relations, 646-356-0200
info@castlebrandsinc.com
www.castlebrandsinc.com